EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 33-71744, 33-88812, 33-87308, 333-46613, 333-92395, 333-49890, 333-73208 and 333-98285 of Kopin Corporation on Form S-8 and in Registration Statements Nos. 333-72956, 333-55928 and 333-72953 of Kopin Corporation on Form S-3 of our report dated February 12, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and intangibles in 2002), appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 13, 2003